Exhibit 10.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT
THIS EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2015 (the “Effective Date”), by and between Faes Farma, S.A., a corporation (sociedad anónima) organized under the Laws of Spain and having offices located at Avenida Autonomía 10, 48.940 Leioa (Biscay) Spain (“Faes”), and Marathon Pharmaceuticals, LLC, a limited liability company organized under the Laws of the State of Delaware (U.S.A.) and having offices located at 1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062 U.S.A. (“Marathon”). Faes and Marathon are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, Faes owns the Faes Product and owns or controls (whether by license or otherwise) the Licensed Assets.
WHEREAS, Marathon is conducting research and development with respect to the Marathon Tablet Product in and for the Territory.
WHEREAS, the Parties desire to enter into this Agreement, pursuant to which, among other things, (i) Faes shall grant to Marathon a license in, to and under the Faes Product and the Licensed Assets to research, Develop, obtain regulatory approval for, market, promote, distribute, sell, use, commercialize and, solely as expressly permitted under this Agreement, manufacture (or have manufactured by an Affiliate, subsidiary or Third Party) the Marathon Suspension Product in and for the Territory, as a complement to the Marathon Tablet Product, (ii) Marathon shall (except as expressly provided for under this Agreement) purchase exclusively from Faes all of its requirements for Marathon Suspension Product for the Territory during the Exclusive Manufacturing Term, and (iii) Marathon shall pay Royalties to Faes during the Royalty Term, on and subject to the terms and conditions set forth herein.
NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on and subject to the terms and conditions hereof, the Parties, intending legally to be bound hereby, agree as follows:
Section 1
Definitions; Interpretation
1.1    Definitions. Capitalized terms used, but not otherwise defined, in this Agreement have the following meanings:

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“Act” shall mean the United States Federal Food, Drug and Cosmetic Act of 1938, as amended, and all regulations promulgated thereunder.
“Active Pharmaceutical Ingredient” or “API” means, with respect to the Finished Product, the applicable active pharmaceutical ingredients.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“[**]” has the meaning set forth in Section 6.4.
“[**]” has the meaning set forth in Section 6.4.
“Annual Net Sales” means, with respect to any Royalty Payment Year within the Royalty Term, the aggregate sales revenues of Marathon or its Affiliates, subsidiaries or sublicensees with respect to sales of the Marathon Suspension Product in the Territory to Third Parties (excluding for such purposes any Non-Commercial Marathon Suspension Product) during such Royalty Payment Year, reduced by accruals in accordance with GAAP (to the extent applicable) for customer returns, refunds, discounts, rebates and other credits and allowances made with respect to such sales of the Marathon Suspension Product during or with respect to such Royalty Payment Year (including, but not limited to, prompt pay discounts, product returns, bad debt, Medicaid, chargebacks, fees-for-service and Tricare), which are consistent with standard industry custom and practice.
“API Specifications” means, with respect to the API, the applicable specifications contained in Marathon’s effective FDA-approved IND for investigational product use and in Marathon’s FDA-approved NDA for commercial product use, as in effect from time to time during the Manufacturing Term, which shall consider the API specifications communicated by Faes to Marathon.
“Business Day” means mean any day except a Saturday, Sunday or a day on which a commercial bank in Madrid, Spain, Leioa, Biscay, Spain or Chicago, Illinois, U.S.A. is authorized to close.
“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, with the first Calendar Quarter being the one commencing closest to ten (10) calendar months prior to the then reasonably anticipated FDA Approval date for the Marathon Suspension Product in the Territory.
“Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31.
“Closing” means the closing of the transactions contemplated by this Agreement.

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“Closing Payment” means the one-time, non-reimbursable and non-creditable payment of €[**] Euros) to be made to Faes by Marathon under Section 4.3 at the Closing.
“Cost of Goods Sold” or “COGS” means, with respect to Finished Product Manufactured and supplied to Marathon by Faes under Section 6, the sum of the Direct Expenses and Manufacturing Overhead incurred by Faes in, and reasonably allocable to, the Manufacture of such Finished Product, where, as used herein:
(a)    “Direct Expenses” means (i) those direct material and labor expenses which are incurred specifically to Manufacture such Finished Product, including costs of raw materials. Direct labor expenses include salary and fringe benefits (but exclude amounts associated with equity compensation or option plans) for personnel directly involved in the Manufacture of such Finished Product in accordance with specified quality requirements (e.g., cGMP, ISO) such as production, quality control, quality assurance and other personnel who participate directly in the production of such Finished Product and components thereof, and (ii) logistics expenses for supplying such Finished Product to Marathon, including import and export duties, applicable Taxes, reasonable and customary brokerage fees, shipping insurance fees, port fees and storage fees, shipping and handling, quality control and quality assurance. Direct Expenses shall also include reasonable out-of-pocket payments to Third Parties for direct services performed in the Manufacture of such Finished Product or components thereof; and
(b)    “Manufacturing Overhead” means a reasonable allocation of other Manufacturing expenses associated with the Manufacture of quantities of such Finished Product, including (i) Faes personnel supporting the direct Manufacturing of such Finished Product, including labor and materials for quality control, quality assurance, raw material acquisition and acceptance, document control, calibration/validation of equipment used in the Manufacture of such Finished Product and other similar expenses, (ii) depreciation of or rent/lease expenses for property, plant or equipment used in the Manufacture of such Finished Product, (iii) direct plan management (e.g., supervisors and purchasing), (iv) plant services (e.g., engineering and production planning) associated with the Manufacture of such Finished Product, (v) plant maintenance, (vi) costs of plant fire insurance coverage, and (vii) other direct Manufacturing costs associated with the Manufacture of such Finished Product, in each case to the extent incurred by Faes in connection with the Manufacture of such Finished Product and reasonably allocable to the Manufacture of such Finished Product.
For purposes of this Agreement, Cost of Goods Sold shall be calculated in accordance with IFRS and shall be consistent from year-to-year during the Manufacturing Term. The methodology to be used in making the allocations of any costs included in Cost of Goods Sold shall upon Marathon’s request be reviewed by the Parties. As of the Effective Date, the Cost of Goods Sold with respect to a Unit manufactured and commercialized by Faes without complying with applicable U.S. FDA standards is €[**] per Unit. This Cost of Goods Sold may vary substantially if new investments or new procedures have to be implemented in the production process in order to comply with the applicable U.S. FDA standards or in case of modifications of certain specifications mutually agreed by the Parties.

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“current Good Manufacturing Practice” or “cGMP” means all current good manufacturing practices (cGMP) and all applicable rules and regulations of Governmental Entities, both inside the Territory and in Spain (provided, however, that in the event any of the Manufacturing is performed in a jurisdiction or jurisdictions outside the Territory or Spain, cGMP shall also include all then applicable current good manufacturing practices and applicable rules and regulations of Governmental Entities of such additional jurisdictions), as applied at the Facility site(s) of manufacture and control, as amended from time to time and in effect during the Manufacturing Term.
“Develop”, “Development” and “Developing” means, with respect to the Marathon Suspension Product, drug development activities, including, but not limited to, CMC development, test method development and stability testing, assay development, audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs and the preparation, filing and prosecution of an NDA in the Territory.
“Exclusive Manufacturing Term” means that portion of the Manufacturing Term ending on the seventh (7th) anniversary of the FDA Approval date.
“Facility” means Faes’ manufacturing facility located in Leioa, Biscay, Spain, together with any other Faes facility in which the Manufacturing of the Finished Product occurs.
“Faes Product” means the deflazacort oral suspension pharmaceutical product as owned and currently supplied by Faes in certain markets in the world.
“FDA” means the U.S. Food and Drug Administration or any successor thereof.
“FDA Approval” means written approval by the FDA of the first Marathon Suspension Product NDA filed by or on behalf of Marathon or its Affiliates, subsidiaries, designees or sublicensees with an approved label indication for the treatment in humans of duchenne muscular dystrophy or another indication.
“Finished Product” means finished, labeled, bottled and packaged (in primary and/or secondary packaging, as mutually agreed upon by the Parties) Marathon Suspension Product for commercial sale Manufactured and supplied to Marathon by Faes under Section 6.
“Force Majeure Event” means, with respect to a Party, any event which is beyond the reasonable control of such Party, including, but not limited to, the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, customs closure, failure or default of public utilities or common carriers, government actions, terrorist attack, involuntary destruction of production facilities or the like (including, but not limited to, with respect to Faes, an inability to secure the necessary API, despite Faes’ best efforts to do so, or, with respect to either or both Parties, a change in the FDA’s related requirements).
“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national, federal state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority, including, but not limited to, the FDA.
“IFRS” means International Financial Reporting Standards, consistently applied.
“IND” means an Investigational New Drug application filed with the FDA or any successor thereof in the Territory.
“IND Materials” means the materials listed in Appendix 1 to this Agreement.
“Initial Manufacturing Term” means the period commencing on the Effective Date and ending on the twentieth (20th) anniversary thereof, subject to earlier termination in accordance with Section 6.12(b).
“Initial Royalty Term” means, with respect to the Marathon Suspension Product, the period commencing on the FDA Approval date and ending on the seventh (7th) anniversary thereof.
“Intellectual Property” means any patents, patent applications, patent disclosures and inventions, trade secrets and other confidential and proprietary information (including, but not limited to, Inventions (whether patentable or unpatentable), and other intellectual property rights (excluding trademarks, service marks and trade names) and all copies and embodiments thereof (in whatever form or medium) and all modifications, improvements, additions, supplements, updates, renewals, continuations, continuations-in-part, reexaminations, reissues and extensions thereof.
“Inventions” means any inventions, developments, discoveries, improvements, works of authorship, or expressions thereof, whether or not subject to patent, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice.
“Know-How” means any and all tangible and intangible information and materials, including research and development data, regulatory submissions and correspondence, manufacturing information and processes, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, preclinical, clinical, and veterinary data), results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data.
“Knowledge” means, with respect to a Party, the actual knowledge of such Party and its directors, managers, officers and employees, after due inquiry.
“Law” means any statute, law, ordinance, regulatory rule, code or order of a Governmental Entity.

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“License Term” means the period commencing on the Effective Date and continuing in perpetuity.
“Licensed Assets” means the Faes Product dossier and all chemistry, manufacturing and controls (“CMC”) data, Intellectual Property, Know-How, Technology and other information owned or controlled (whether by license or otherwise) (a) by Faes as of the Effective Date or (b) is developed by Faes during the Manufacturing Term, which in either case would support an NDA filing in the Territory by Marathon for the Marathon Suspension Product, including, but not limited to, the IND Materials.
“Lien” means any lien, mortgage, security interest, pledge, defect of title and other similar encumbrance.
“Losses” has the meaning set forth in Section 10.10.
“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, labeling, packaging, shipping and holding of the Finished Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, stability testing, quality assurance and quality control.
“Manufacturing Term” means the Initial Manufacturing Term, together with any Renewed Manufacturing Terms.
“Marathon Suspension Product” means a deflazacort oral suspension pharmaceutical product Developed by Marathon under this Agreement based upon the Faes Product and utilizing the Licensed Assets and approved by the FDA for the treatment in humans of duchenne muscular dystrophy or another indication pursuant to an NDA filed by Marathon or its Affiliates, subsidiaries, designees or sublicensees.
“Marathon Tablet Product” means a deflazacort tablet pharmaceutical product for the treatment in humans of duchenne muscular dystrophy or another indication.
“Minimum Annual Royalty Payments” has the meaning set forth in Section 7.3(a)(ii).
“NDA” means a New Drug Application, validly issued and approved by the FDA or any successor thereof in the Territory.
“NDA Approval Milestone Payment” means the one-time, non-reimbursable and non- creditable payment of €[**] Euros) to be made to Faes by Marathon under Section 7.2 upon FDA Approval.
“NDA Submission and Acceptance Milestone Payment” means the one-time, non-reimbursable and non-creditable payment of €[**] Euros) to be made to Faes by Marathon under Section 7.1 upon submission to, and acceptance, by the FDA of the first Marathon Suspension Product NDA filed by Marathon or its Affiliates, subsidiaries, designees or sublicensees with a

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proposed label indication for the treatment in humans of duchenne muscular dystrophy or another indication.
“Non-Commercial Marathon Suspension Product” means any Marathon Suspension Product Manufactured and supplied by Faes to Marathon under Section 6 and used or distributed by Marathon or its Affiliates, subsidiaries or sublicensees under or in connection with sampling programs, compassionate use/patient assistance/indigent care programs or clinical studies, programs or trials (including Marathon’s Expanded Access Program).
“Non-Commercial Marathon Suspension Product Units Prepayment Amount” means the result of the following formula for the relevant period: [**].
“Non-Commercial Marathon Suspension Product Units Report” means, with respect to the Non-Commercial Marathon Suspension Product during the Royalty Term, a written report or reports showing each of the following with respect to the Non-Commercial Marathon Suspension Product in the Territory: (a) Volume in Units of Non-Commercial Marathon Suspension Product used or distributed, stating the applicable batch number of such Units; and (b) a description of the non-commercial use of those Units.
“Non-Exclusive Manufacturing Term” means the Manufacturing Term, excluding the Exclusive Manufacturing Term.
“Per Unit Supply Price” means (a) with respect to the Initial Royalty Term, €[**] Euros) per Unit; and (b) with respect to the Subsequent Royalty Term, an amount per Unit equal to Faes’ actual COGS per Unit (not to exceed in any event €[**] Euros) per Unit); provided, however, that (1) in the event that Faes’ actual COGS per Unit during such Subsequent Royalty Term exceed €[**] Euros) per Unit, Faes shall have the right to terminate its obligation to Manufacture and supply Finished Product to Marathon under Section 6 of this Agreement on at least twelve (12) calendar months’ prior written notice of such termination (provided that, as a condition to exercising such termination right, Faes shall [**] in which case, Marathon shall be [**]; and (2) in the event that Faes’ does not terminate its obligation to Manufacture and supply Finished Product to Marathon under Section 6 of this Agreement in accordance with the foregoing clause (1), [**].
“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.
“Pharmacovigilance Agreement” means the mutually acceptable Pharmacovigilance Agreement to be entered into between the Parties.
“[**]” has the meaning set forth in Section 5.3(b).
“Product Specifications” means, with respect to Finished Product to be Manufactured and supplied under this Agreement, the applicable specifications contained in Marathon’s effective FDA-approved IND for investigational product use and in Marathon’s FDA-approved NDA for

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commercial product use, as in effect from time to time during the Manufacturing Term, which shall consider the product specifications communicated by Faes to Marathon.
“Quality Agreement” means the quality or technical agreement covering the Finished Product to be Manufactured and supplied by Faes to Marathon under Section 6, which shall set out, among other things, the policies, procedures, and standards by which the Parties will coordinate and implement the operational and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to the Finished Product in and for the Territory (including, but not limited to, change control processes, changes to the Specifications and other changes to the API and/or Marathon Suspension Product).
“Regulatory Filings” means, with respect to the Marathon Suspension Product, any submission to the FDA of any appropriate regulatory application, and shall include any IND or NDA.
“Renewed Manufacturing Term” has the meaning set forth in Section 6.12(a).
“Royalties” has the meaning set forth in Section 7.3.
“Royalty Term” means the Initial Royalty Term or the Subsequent Royalty Term, as the case may be.
“Royalty Payment Year” means, with respect to the Marathon Suspension Product, each calendar year (or portion thereof) during the Royalty Term.
“Royalty Payments” has the meaning set forth in Section 7.3.
“Sales & Royalty Report” means, with respect to the Marathon Suspension Product during the Royalty Term, a written report or reports showing each of the following (in US Dollars) with respect to the Marathon Suspension Product in the Territory: [**].
“[**]” has the meaning set forth in Section 6.4.
“Specifications” means the API Specifications and the Product Specifications.
“Subsequent Royalty Term” means, with respect to the Marathon Suspension Product, the period commencing on the seventh (7th) anniversary of the FDA Approval date and ending on the twentieth anniversary of the Effective Date.
“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, VAT, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, windfall profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Party by any taxing authority or other Governmental Entity under applicable Law.

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“Technology” means any processes, techniques, batch records, specifications, formulations, assays, know-how, trade secrets and proprietary data rights.
“Territory” means the United States of America and its territories, possessions, commonwealths and protectorates.
“Third Party” means a Person who is not a Party or an Affiliate or subsidiary thereof.
“Unit” means one 13 ml bottle of Finished Product.
“Unit Prepayment Amount” means, with respect to any Calendar Quarter, the product of (a) the number of Units sold by Marathon and its Affiliates, subsidiaries and sublicensees to Third Party customers during such Calendar Quarter, times (b) the applicable Per Unit Supply Price for such Units.
1.2    Interpretation. In this Agreement, unless otherwise specified:
(a)    “includes” and “including” shall mean respectively includes and including without limitation;
(b)    words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(c)    the Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules and attachments;
(d)    references to Sections are to Sections of this Agreement unless otherwise specified;
(e)    the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;
(f)    any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form;
(g)    the words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(h)    references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(i)    the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favour of or against any Party by reason of the extent to which any Party participated in its preparation.
Section 2
Representations and Warranties

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2.1    Representations and Warranties of Marathon. Marathon represents and warrants to Faes that:
(a)    Marathon is a limited liability company duly formed under the Laws of the State of Delaware (U.S.A.);
(b)    Marathon has all requisite limited liability company power and authority to execute, deliver and perform this Agreement, and, upon the execution and delivery of this Agreement by the Parties hereto, this Agreement will constitute a valid and binding obligation of Marathon, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and to general principles of equity;
(c)    the execution, delivery and performance of this Agreement by Marathon do not conflict with, or constitute a breach of, any material contract or agreement to which Marathon is a party or by which Marathon is bound;
(d)    there is no litigation, proceeding or claim pending or, to Marathon’s Knowledge, threatened before any Governmental Entity that would prevent the consummation of any of the transactions contemplated by this Agreement, and no consent, authorization or approval of any Third Party (including, but not limited to, a Governmental Entity) is required or necessary in connection with this Agreement or the consummation of the transactions contemplated hereby; and
(e)    there is no broker, finder or financial advisor acting or who has acted on behalf of Marathon or its Affiliates who is entitled to receive any brokerage or finder’s or financial advisory fee in connection with the transactions contemplated by this Agreement.
2.2    Representations and Warranties of Faes. Faes represents and warrants to Marathon that:
(a)    Faes is a corporation (sociedad anónima) duly organized under the Laws of Spain;
(b)    Faes has all requisite corporate power and authority to execute, deliver and perform this Agreement, and, upon the execution and delivery of this Agreement by the Parties hereto, this Agreement will constitute a valid and binding obligation of Faes, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and to general principles of equity;
(c)    the execution, delivery and performance of this Agreement by Faes do not conflict with, or constitute a breach of, any material contract or agreement to which Faes is a party or by which Faes is bound;
(d)    there is no litigation, proceeding or claim pending or, to Faes’ Knowledge, threatened before any Governmental Entity (i) relating to the Faes Product or any of the Licensed Assets, or (ii) that would prevent the consummation of any of the transactions contemplated by this Agreement,

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and no consent, authorization or approval of any Third Party (including, but not limited to, a Governmental Entity) is required or necessary in connection with this Agreement or the consummation of the transactions contemplated hereby;
(e)    Faes has, and at the Closing will have, (i) good and valid title to the Faes Product and the Licensed Assets to be licensed to Marathon by Faes under this Agreement, with the full right, power and authority to grant to Marathon the licenses contemplated by this Agreement, and (ii) a valid, irrevocable and perpetual license and right to hold, use and sublicense to Marathon the Licensed Assets to be sublicensed to Marathon by Faes under this Agreement, in each case free and clear of any and all Liens;
(f)    neither Faes nor its Affiliates have granted to any Third Party any license, sublicense or other right or interest in or with respect to the Faes Product or any of the Licensed Assets in or with respect to the Territory, and no Third Party has a superior right to Faes or its Affiliates in or with respect to the Faes Product or the use of any of the Licensed Assets in or with respect to the Territory;
(g)    to Faes’ Knowledge, no Third Party is engaging in any activity that contravenes, infringes or encroaches upon, misappropriates or otherwise violates any of the Licensed Assets. None of the Licensed Assets (i) contravenes, infringes or encroaches upon, misappropriates or otherwise violates the intellectual property or other proprietary rights or interests of any Third Party or (ii) is involved in any cancellation, nullification, reissue, interference, re-examination, or opposition proceedings, and no inequitable conduct that would be in violation of 37 C.F.R. § 1.56, or its foreign equivalent, if applicable, has been committed in the prosecution of any of the same; all maintenance fees, annuity fees, renewal fees and similar payment obligations with respect to the Licensed Assets have been timely paid; no litigation, proceeding or claim is pending or, to Faes’ Knowledge, threatened against Faes or its Affiliates (A) based upon, challenging or seeking to deny or restrict the use of any of the Licensed Assets or (B) alleging that the use of any of the Licensed Assets contravenes, infringes or encroaches upon, misappropriates or otherwise violates the intellectual property or other proprietary rights or interests of any Third Party; and
(h)    there is no broker, finder or financial advisor acting or who has acted on behalf of Faes or its Affiliates who is entitled to receive any brokerage or finder’s or financial advisory fee in connection with the transactions contemplated by this Agreement.
Section 3
License Grant
3.1    License Grants. During the License Term, Faes hereby grants to Marathon (a) a right and license in, to and under the Faes Product and (b) a right and license or sublicense, as the case may be, in, to and under the Licensed Assets, in each case (i) including the right to grant sublicenses or sub-sublicenses, as the case may be, with respect thereto through multiple tiers to Marathon’s Affiliates or subsidiaries and/or Third Parties (on written notice to Faes), and (ii) to research, Develop, seek and obtain regulatory approval for, market, promote, distribute, offer to

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sell and/or sell, use, commercialize and, solely as expressly permitted under this Agreement, manufacture (or have manufactured by an Affiliate, subsidiary or Third Party) the Marathon Suspension Product in and for the Territory. The foregoing rights and licenses shall be exclusive (even as to Faes and its Affiliates) during the Manufacturing Term and non-exclusive thereafter. If Marathon grants a sublicense or sub-sublicense, as the case may be, with respect to its rights and licenses under this Section 3 to a Third Party, (A) each such sublicense or sub-sublicense shall be in writing, (B) the terms and conditions of such sublicense or sub-sublicense shall be consistent with the terms and conditions of this Agreement and shall not jeopardize, reduce or in any other way limit Faes’ rights under this Agreement and (C) Marathon shall be liable for any such sublicensee’s or sub-sublicensee’s breach of this Agreement or Losses caused to Faes as a result of such sublicenses or sub-sublicenses.
3.2    Right to List or Otherwise Include Licensed Assets in Regulatory Filings. The rights and licenses granted in this Section 3 include the right for Marathon or its Affiliates, subsidiaries, designees or sublicensees to list or otherwise include, as appropriate, any Licensed Assets in any Regulatory Filings (including the “Orange Book”, if applicable) with respect to the Marathon Suspension Product in the Territory.
3.3    Reservation of Rights by Faes and its Affiliates.
(a)    The Parties acknowledge and agree that, subject to the terms and conditions of this Agreement, Faes and its Affiliates reserve all rights under the Licensed Assets to research, develop and manufacture the Faes Product for any and all purposes both inside the Territory (with Marathon’s prior written consent, not to be unreasonably withheld) or outside the Territory.
(b)    The rights and licenses granted to Marathon under this Agreement shall not include any right to research, develop, seek and obtain regulatory approval for, market, promote, distribute, offer to sell and/or sell, market, use, distribute, commercialize, import, manufacture and/or have manufactured the Faes Product and/or the Marathon Suspension Product outside the Territory, provided, however, that, notwithstanding the foregoing, Marathon may research, develop, import and (to the extent expressly permitted under this Agreement) manufacture and/or have manufactured Marathon Suspension Product outside the Territory solely for purposes of seeking and obtaining FDA Approval for and marketing, promoting, distributing, offering to sell and/or selling, marketing, using, distributing or commercializing the Marathon Suspension Product in the Territory.
(c)    Notwithstanding the rights and licenses granted to Marathon under this Agreement or anything else in this Agreement to the contrary, for the avoidance of doubt, (i) Faes shall retain the right (which shall be exclusive vis-a-vis Marathon and its Affiliates and sublicensees) under the Faes Intellectual Property and Know-How to research, develop, make and have made, use, market, distribute, offer for sale, sell and import the Faes Product outside the Territory for any and all purposes, including seeking to obtain regulatory approval for the Faes Product in all countries outside the Territory; (ii) Faes shall retain the right (which shall be exclusive vis-à-vis Marathon and its Affiliates and sublicensees) to research, develop, make, have made, use, market, offer for sale, sell and import the Faes Product for any and all uses in all countries, territories or jurisdictions

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other than the Territory; and (iii) Faes shall retain the right (which shall be exclusive vis-à-vis Marathon and its Affiliates and sublicensees) with respect to the Faes Product to obtain, register or file any right and interest outside the Territory in and to all issued patents or pending patent applications or similar rights, including all provisional patent applications, substitutions, continuations, continuations-in-part, divisions and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates.
(d)    For purposes of rights and licenses granted to Marathon under this Agreement, for the avoidance of doubt, Faes expressly declares, and Marathon expressly acknowledges, that as of the Effective Date the Licensed Assets do not include any patents or pending patent applications in the Territory with respect to, or that claim, the Faes Product or the Licensed Assets, and Faes shall have no liability or obligation whatsoever with respect to pursuing, obtaining, registering or filing patents and/or patent applications in the Territory with respect to, or that claim, the Faes Product or the Licensed Assets. This Agreement does not prohibit Marathon, to the extent Marathon deems it appropriate, to pursue, obtain, register or file patents and/or patent applications in the Territory in the name of Marathon or its Affiliates, subsidiaries or sublicensees with respect to the Marathon Suspension Product.
3.4    No Implied License. Only the rights and licenses expressly granted to Marathon under this Agreement shall be of legal force and effect as between the Parties, and no other right or license shall be created or deemed granted by or under this Agreement, whether by implication, estoppel or otherwise.
Section 4
Closing
4.1    Closing. The Closing shall occur in person or by electronic means at Marathon’s offices on May 12, 2015 at 10:00 a.m. Central Standard Time.
4.2    Faes Closing Deliveries. Within three (3) calendar days after the Effective Date, Faes shall deliver to Marathon all of the IND Materials. No later than February 15, 2016, Faes shall deliver to Marathon all of the other Licensed Assets.
4.3    Marathon Closing Deliveries. At the Closing, Marathon shall deliver to Faes the Closing Payment by wire transfer of cash or other immediately available funds to the account designated by Faes by written notice to Marathon at least two (2) Business Days prior to the Closing.
Section 5
Development
5.1    Development Responsibility and Authority.
(a)    Marathon shall have responsibility and authority (with Faes’ input, advice and assistance) with respect to conducting, in Marathon’s discretion and at Marathon’s expense (except

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as otherwise set forth in this Agreement), such research and preclinical, clinical, regulatory and other Development of the Marathon Suspension Product for the treatment in humans of duchenne muscular dystrophy or another indication designated by Marathon, in its discretion, in and for the Territory. Marathon shall attempt to coordinate such Development activity with Marathon’s Development activity with respect to the Marathon Tablet Product, with the goal being to have the NDAs for both the Marathon Suspension Product and the Marathon Tablet Product approved by the FDA at approximately the same time. Without limiting the generality of the foregoing, Marathon shall have responsibility and authority (in Marathon’s discretion and at Marathon’s expense) for and with respect to (a) determining the regulatory plans, strategies and Regulatory Filings for the Marathon Suspension Product in the Territory, (b) making all Regulatory Filings (either itself or through its Affiliates, subsidiaries, designees or sublicensees) with respect to the Marathon Suspension Product in the Territory in the name of Marathon or its Affiliates, subsidiaries, designees or sublicensees and (c) obtaining, owning and/or maintaining the NDA(s) and other Regulatory Filings with respect to the Marathon Suspension Product in the Territory in the name of Marathon or its Affiliates, subsidiaries, designees or sublicensees.
(b)    If Marathon does not obtain FDA Approval on or prior to December 31, 2019, Marathon may terminate this Agreement in its entirety on thirty (30) calendar days’ written notice to Faes. In such event, as well as in the event that Faes terminates this Agreement under and in accordance with Section 10.12 due to Marathon’s material and uncured breach of this Agreement, (i) any and all rights granted to Marathon or its Affiliates, subsidiaries or sublicensees under this Agreement (including the rights and licenses granted to Marathon under Section 3 and any sublicenses or sub-sublicenses granted by Marathon or its Affiliates or subsidiaries hereunder) shall terminate on the effective date of such applicable termination, (ii) Marathon and its Affiliates, subsidiaries and sublicensees shall immediately cease using any Faes Technology, Intellectual Property or Know-How included in the Licensed Assets and any Technology, Intellectual Property or Know-How developed by Marathon, its Affiliates, subsidiaries and sub-licensees using any Faes Technology, Intellectual Property or Know-How included in the Licensed Assets, (iii) Faes shall retain, and not return to Marathon, any payments paid to Faes by Marathon, and Marathon shall pay to Faes any payment due under this Agreement prior to the effective date of such applicable termination and (iv) Marathon, its Affiliates, subsidiaries and sub-licensees shall destroy or delete (including from all computers and technological devices, as far as possible, except for back-ups or other security filing systems if such deletion is not possible, but being in this case Marathon obliged not to access), and cause its Affiliates, subsidiaries and sublicensees to destroy or delete (including from all computers and technological devices, as far as possible, except for back-ups or other security filing systems if such deletion is not possible, but being in this case Marathon obliged not to access) all confidentiality and proprietary information included within the Licensed Assets (including Faes’ Technology, Intellectual Property and Know-how), without keeping copies, summaries, excerpts or samples thereof. In the event of the breach or threatened breach of this Section 5.1(b) by Marathon, Faes shall be entitled to request, before the arbitration court or otherwise, all available legal remedies with respect thereto, including seeking indemnification (the limitations set forth in the first proviso of Section 10.11 not being applicable in this particular case) or seeking specific performance or

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other equitable remedies in order to cause Marathon to immediate cease such breach(es) or threatened breach(es) or to otherwise comply with this Section 5.1(b).
5.2    Parties’ Collaboration Regarding Manufacturing Research and Development. Without prejudice to Section 5.1, (a) the Parties shall in good faith work collaboratively with each other with respect to the manufacturing research and development of the Marathon Suspension Product for the Territory as necessary to support Marathon’s filing of the Marathon Suspension Product NDA(s) in the Territory, including, but not limited to, negotiating, mutually agreeing upon and implementing manufacturing research and developments with respect to the Marathon Suspension Product which are convenient, advisable or appropriate in order to make the Marathon Suspension Product more competitive and commercially viable in the Territory (including, but not limited to, addressing child-resistant cap/closure and stability issues with respect to the Territory and, at a later date after filing of the Marathon Suspension Product NDAs in the Territory, addressing product taste issues), with the financial terms of such manufacturing research and development to be part of such negotiations, and (b) Faes shall use reasonable efforts with respect to such manufacturing research and development of the Marathon Suspension Product for the Territory (including the implementation thereof) as necessary to support a Marathon Suspension Product NDA filing in the Territory by Marathon, including, but not limited to, using its best efforts, within Faes’ control, in order to assist Marathon (subject to Section 5.3), wherever reasonably possible, to meet Marathon’s launch timing of the Marathon Suspension Product in the Territory (which is currently foreseen for [**]) so that it is coincident with the timing of Marathon’s launch of the of the Marathon Tablet Product in the Territory. The direct costs incurred by Faes in connection with such collaboration, research and development shall be borne by Marathon, subject to mutual agreement of the Parties pursuant to the financial terms negotiations provided for above and Section 5.3(a).
5.3    Development Costs and Expenses. With respect to the foregoing Development activities with respect to the Marathon Suspension Product in and for the Territory, except as otherwise set forth in this Agreement and in any event without duplication:
(a)    Marathon shall fund all Development costs and expenses associated with gaining FDA Approval of the Marathon Suspension Product NDA in the Territory, up to an amount of US$[**] Dollars). Once this amount has been reached, Marathon shall not be obligated to continue funding the Development for such purposes. [**].
(b)    Within [**] calendar days after the Effective Date, Faes will [**] and [**] and will [**].
(c)    Marathon shall fund (subject to Marathon’s prior written approval) the CMC development work costs necessary to provide for a compliant NDA dossier for the Marathon Suspension Product for the Territory.

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(d)    Marathon shall pay to Faes a reasonable, mutually agreed upon hourly fee (based upon the hourly rates listed in Appendix 2 to this Agreement) for [**] and [**] with respect to the [**] under this Agreement. [**] will be [**].
(e)    Faes shall not be obligated to fund any Development costs or expenses associated with gaining FDA Approval of the Marathon Suspension Product in the Territory (including, but not limited to, any costs and expenses associated with complying with a U.S. FDA Pre Approval Inspection of the Facility), unless such costs and expenses are financed by Marathon or are otherwise agreed to by Faes.
(f)    Each of the Parties agree that in performing its obligations under this Agreement (including, but not limited to, this Section 5): (a) it shall comply with all applicable Laws, including, but not limited to, all applicable regulatory standards, including cGMP; and (b) it will not employ or use any Person that has been debarred by the FDA under Section 306(a) or 306(b) of the Act.
Section 6
Finished Product Supply
6.1    Supply of Finished Product. Subject to the terms and conditions of this Agreement, during the Manufacturing Term, Faes shall Manufacture and supply the Finished Product to Marathon, and Marathon shall acquire the Finished Product from Faes, in and for the Territory as follows:
(a)    on an exclusive basis during the Exclusive Manufacturing Term; and
(b)    on a non-exclusive basis during the Non-Exclusive Manufacturing Term.
Faes acknowledges and agrees that the Finished Product Manufactured and supplied to Marathon during the Manufacturing Term shall constitute the only deflazacort oral suspension product manufactured or supplied by Faes or its Affiliates for use in the Territory during the Manufacturing Term.
Marathon acknowledges that (except as expressly provided for under this Agreement) Marathon shall purchase exclusively from Faes all of its requirements for Marathon Suspension Product for the Territory during the Exclusive Manufacturing Term, and that (except as expressly provided for under this Agreement) Marathon shall cause Marathon’s Affiliates, subsidiaries and sub-licensees to purchase exclusively from Faes all of its requirements for Marathon Suspension Product for the Territory during the Exclusive Manufacturing Term.
6.2    Forecasts and Purchase Orders.
(a)    On or before the first [**] calendars days of each Calendar Month during the Manufacturing Term, Marathon shall provide to Faes a written, good faith rolling forecast (each, a “Regular Forecast”) of the quantity of Finished Product that Marathon estimates ordering in or with respect to the coming [**] calendar month period of time under this Agreement. Only the first [**] calendar months of each Regular Forecast shall be binding with regard to the estimated

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quantities of Finished Product specified therein; the remaining [**] calendar months of each Regular Forecast shall be non-binding with regard to the estimated quantities of Finished Product specified therein.
However, [**] months before the anticipated first requested delivery date of Finished Product under this Section 6, Marathon shall provide to Faes with a non-binding forecast of the quantity of Finished Product Marathon estimates ordering in or with respect to the coming [**] calendar months commencing with the month of the anticipated first requested delivery date (the “First Forecast”).
(b)    Firm purchase orders (each, a “Purchase Order”) for quantities of Finished Product to be manufactured and supplied by Faes under this Agreement shall be submitted to Faes by Marathon on or before the [**] during the Manufacturing Term. Such Purchase Orders shall, among other things, specify the desired delivery date of the applicable Finished Product, which specified desired delivery date shall not, in any event, be less than [**] calendar months after Marathon’s delivery of such Purchase Order to Faes.
6.3    Supply, Acceptance, Delivery and Remedies.
(a)    During the Manufacturing Term, Faes shall supply the quantity of Finished Product specified in each Purchase Order on the specified desired delivery date; provided that (i) such Purchase Order has been submitted to Faes at least [**] calendar months prior to the specified desired delivery date in accordance with this Section 6 and (ii) no Force Majeure Event is preventing Faes from timely performing such supply obligation.
(b)    Prior to the shipment of any Finished Product to be Manufactured and supplied by Faes to Marathon under this Agreement, Faes shall deliver to Marathon, for Marathon’s review and approval, the following release documentation with respect to such shipment of Finished Product: the applicable certificate of analysis, certificate of compliance, executed batch records, test records and other release documents specified in the Quality Agreement (collectively, the “Release Documentation”). Marathon shall have [**] Business Days after its receipt of such Release Documentation to review such Release Documentation in order to determine, based upon such Release Documentation, whether such Finished Product does or does not conform to the applicable Specifications, cGMPs and Laws, the applicable Purchase Order and this Agreement and to either accept or reject such shipment of Finished Product as conforming or non-conforming by delivering written notice thereof to Faes prior to the end of such [**] Business Day period. If Marathon either accepts such shipment of Finished Product as conforming, or fails to reject such shipment of Finished Product as non-conforming, in either case in writing in accordance with the preceding sentence, Faes shall be permitted to ship such Finished Product to Marathon, with (i) delivery of such Finished Product to be made CIF sea or CIP air (at Faes’ choice) (Incoterms 2000) from Bilbao, Spain port to Marathon’s specified designation using a freight carrier chosen by Faes and reasonably acceptable to Marathon and (ii) title and risk of loss therein and thereto passing to Marathon upon delivery of such Finished Product to the applicable freight carrier at Bilbao, Spain port.

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(c)    Upon Marathon’s receipt of any such shipment of Finished Product, Marathon shall perform a visual inspection thereof to determine whether such Finished Product does or does not conform to the applicable Specifications, cGMPs and Laws, the applicable Purchase Order and this Agreement. Marathon shall notify Faes in writing without unreasonable delay if it determines based on such inspection that such shipment of Finished Product is non-conforming in any respect. Except as to defects that could not reasonably have been discovered by such visual inspection, the Finished Product in such shipment shall be deemed to have been accepted by Marathon if Faes has not received such written notice of non-conformance from Marathon within [**] calendar days after the date of Marathon’s receipt of such shipment. Marathon shall notify Faes of any latent defects in such shipment of Finished Product that could not reasonably have been discovered by such visual inspection within [**] calendar days after discovery thereof.
(d)    If Faes receives timely notice from Marathon pursuant to this Section 6.3 of the non-conformity of a shipment of Finished Product, and agrees that such shipment is non-conforming (or, in the event that Faes disagrees that such shipment is non-conforming, if an independent laboratory or expert mutually acceptable to the Parties determines that the shipment is non-conforming), Faes shall, at Marathon’s election, [**].
6.4    Failure to Supply Finished Product. In the event that (A) Faes becomes aware at any time during the Manufacturing Term that it is unable or likely to be unable to fulfill any Marathon Purchase Order in a timely manner (whether as a result of a Force Majeure Event or otherwise), or (B) Faes materially breaches its main obligations under Section 6 of this Agreement, Faes shall immediately notify Marathon thereof (which notification shall include the underlying reason for such supply delay or breach, the proposed remedial measures and the date that such supply delay is expected to end or such material breach is expected to be cured). In the event that Faes so notifies Marathon of [**] (each, a “Supply Failure”), the Parties shall [**]. In the event that the Parties [**], and with respect to [**] in accordance with Section [**], (a) Marathon shall [**], (b) if [**], (c) Marathon shall [**] and (d) Marathon shall [**]. Faes shall [**], including, but not limited to, [**] with Marathon [**]. Without prejudice of the foregoing, if Faes [**], Faes shall [**].
6.5    Supply Price; Invoicing.
(a)    In consideration for each Unit of Finished Product Manufactured and supplied by Faes to Marathon under this Section 6, Marathon shall pay to Faes the Per Unit Supply Price, which, the Parties expressly acknowledge and agree, with respect to the Initial Royalty Term, constitutes a prepayment, in part, of the Royalty Payments otherwise payable to Faes by Marathon under Section 7.3 with respect to such Initial Royalty Term.
(b)    With respect to each shipment of Finished Product Manufactured and supplied by Faes to Marathon under this Section 6, Faes shall invoice Marathon for an amount equal to the product of (a) the number of Units included in such shipment of Finished Product, times (b) the Per Unit Supply Price, promptly after delivery of such shipment of Finished Product to Marathon. Marathon shall pay Faes such invoiced amount within [**] calendar days after its receipt of the invoice for such shipment of Finished Product.

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6.6    Finished Product Warranty. Faes represents, warrants and covenants to Marathon that: (a) the Finished Product to be Manufactured and supplied by Faes to Marathon under this Section 6 shall conform to the applicable Specifications, cGMPs, Laws and the Quality Agreement; (b) Faes will convey good and valid title to the Finished Product Manufactured and supplied by Faes to Marathon under this Section 6, free and clear from any and all Liens; (c) as of the time of delivery of any such Finished Product to Marathon hereunder, such Finished Product will not be adulterated or misbranded under the Act or other applicable Law; and (d) as of the time of delivery of any such Finished Product to Marathon hereunder, such Finished Product will have a remaining shelf equal to or greater than [**] percent ([**]%) of its then current FDA approved shelf life (and, in no event, less than [**] months of its remaining shelf-life).
6.7    [**]. During the Exclusive Manufacturing Term, Marathon will [**]; provided, however, that (i) those [**] will be [**] under this Agreement, [**] under this Agreement; and (ii) [**] under this Section 6.7 shall be [**].
6.8    API, Components and Raw Materials. Faes shall be responsible, at its cost, for the procurement, manufacture and qualification of the API and any components or raw materials required for the Manufacture of the Finished Product.
6.9    Manufacturing Records. Faes shall maintain and/or cause its Third Party suppliers or API, components and raw materials to maintain all records and other materials necessary to comply with applicable cGMPs and all applicable Laws relating to the Manufacture and supply of the Finished Product under this Section 6. All such materials shall be maintained for such period as may be required by applicable Law; provided, however, that all records relating to the Manufacturing (including stability and quality control) of each batch of Finished Product shall be retained until at least the [**] of the end of its then-current FDA approved shelf-life, unless a longer period is required by applicable Law. Notwithstanding anything in this Section 6.9 to the contrary, if Faes desires to destroy or discard any such materials, Faes shall notify Marathon (with specificity as to which materials that it desires to destroy or discard) in writing prior to doing so, and Marathon shall have the right to take custody of such materials within [**] Business Days after receipt of such notice.
6.10    Audits and Facility Access. During the Manufacturing Term, Faes shall allow, during regular business hours and on reasonable prior notice, Marathon’s quality assurance, quality control, compliance and other relevant personnel (including Marathon’s consultants provided they are under the same confidentiality obligations as Marathon regarding Faes confidential information), to audit the Facilities and related documentation and the Manufacture of Finished Product to be Manufactured and supplied under this Section 6 [**] without cause and additional times per Calendar Year as necessary for cause (each, an “Audit”). The purpose of any such Audit shall solely be to assess compliance with applicable cGMPs and Laws. Furthermore, Faes will allow inspectors from the FDA and other relevant Governmental Entities in the Territory to perform required inspections of such Facilities and related documentation with respect to the Finished Product or the API. Faes shall, without delay, inform Marathon of any such proposed or unannounced FDA or other such

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Governmental Entity inspections of such Facilities. Faes agrees to permit one or more qualified representative(s) of Marathon to be present on site during any such FDA or other such Governmental Entity inspections pertaining to the Finished Product or the API. Faes shall, without undue delay, provide a summary report of the results of any such FDA or other such Governmental Entity inspection to Marathon. Faes shall, without delay, notify Marathon of any FDA or other such Governmental Entity request for samples of the Finished Product or the API, as applicable.
6.11    Quality Agreement and Pharmacovigilance Agreement.
(a)    Within [**] Business Days after the Effective Date, the Parties shall do their best efforts to enter into the Quality Agreement. Marathon shall use its best efforts to prepare and circulate the first version of this Quality Agreement (in a reasonable and customary format) within [**] Business Days after the Effective Date.
(b)    The Parties agree that Marathon shall have primary responsibility for the monitoring of all clinical experiences and filing of all required reports concerning the Marathon Suspension Product in the Territory throughout its development and commercialization in the Territory. Faes (either itself or through a clinical research organization with whom it has contracted), its Affiliates or its Third Party partners shall have primary responsibility for the monitoring of all clinical experiences and filing of all required reports concerning the Faes Product in the countries, territories or jurisdictions in which Faes (either directly or indirectly) or its Affiliates or Third Party partners commercialize, or conduct clinical or other activity with respect to, the Faes Product. The Parties shall cooperate to develop methods and/or procedures for sharing information relating to such clinical experiences in accordance with safety reporting requirements of the respective applicable Governmental Entities and all applicable Laws. Specific details regarding the management of information adverse events related to the clinical development and use of the Marathon Suspension Product in the Territory will be delineated in the Pharmacovigilance Agreement to be entered into by the Parties within [**] Business Days after the Effective Date, provided, however, that in any event each Party agrees to provide the other Party with such information regarding adverse events with respect to the Marathon Suspension Product or the Faes Product, as the case may be, within such time frames as are required by applicable Laws.
6.12    Manufacturing Term.
(a)    Upon expiry of the Initial Manufacturing Term or a Renewed Manufacturing Term, as the case may be, the Manufacturing Term shall automatically be renewed for a ten (10) calendar year period (each, a “Renewed Manufacturing Term”), unless either Party gives the other Party written notice of non-renewal at least twelve (12) calendar months prior to the expiry of such Initial Manufacturing Term or Renewed Manufacturing Term, as the case may be.
(b)    The Manufacturing Term may be terminated at any time by mutual written agreement of the Parties.
Section 7
Other Financial Provisions

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7.1    NDA Submission and Acceptance Milestone Payment. Upon submission to, and acceptance, by the FDA of the first Marathon Suspension Product NDA filed by Marathon or its Affiliates, subsidiaries, designees or sublicensees with a proposed label indication for the treatment in humans of duchenne muscular dystrophy or another indication, Marathon shall pay to Faes the NDA Submission and Acceptance Milestone Payment, due and payable within [**] Business Days thereafter by wire transfer of cash or other immediately available funds to the account designated in writing by Faes.
7.2    NDA Approval Milestone Payment. Upon FDA Approval, Marathon shall pay to Faes the NDA Approval Milestone Payment, due and payable within [**] Business Days thereafter by wire transfer of cash or other immediately available funds to the account designated in writing by Faes, if (a) [**], Faes shall [**] or (b) Marathon shall [**]. Notwithstanding the foregoing, if Faes [**], Marathon shall [**] in accordance with Section 6.
7.3    Royalty Payments. In consideration for the rights and licenses granted to Marathon under Section 3 of this Agreement, Marathon shall pay royalties to Faes as set forth in this Section 7.3 (collectively, the “Royalties”), with the amounts payable under this Section 7.3 sometimes being collectively referred to in this Agreement as the “Royalty Payments”):
(a)    Initial Royalty Term. With respect to the Initial Royalty Term:
(i)    Marathon shall pay to Faes Royalties (which the Parties expressly acknowledge and agree are inclusive of the supply price prepaid to Faes by Marathon under Section 6 with respect to Finished Product Manufactured and supplied by Faes to Marathon thereunder) which shall be calculated as a percentage of - or as a fixed payment with respect to - the Annual Net Sales of the Marathon Suspension Product in the Territory by Marathon and its Affiliates, subsidiaries or sublicensees per Calendar Quarter during the Initial Royalty Term in accordance with the table below (with each Royalty percentage or fixed payment, as the case may be, set forth below applicable only with respect to Annual Net Sales of Marathon Suspension Product within the applicable range set forth below):

Annual Net Sales	Royalty Percentage / Fixed Payment
[**]	[**]
[**]	[**]
[**]	[**]
In making any Royalty Payments with respect to Royalties under this Section 7.3(a), Marathon shall [**].
(ii)    In no event shall the aggregate Royalties (which, for such purposes, shall [**] in making the applicable Royalty Payment in accordance with Section 7.3(a)(i)) payable to Faes by Marathon under this Section 7.3(a) with respect to a first seven (7) Calendar Years ending

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during the Initial Royalty Term be less than the following (the “Minimum Annual Royalty Payments”):

Year Post Launch	Minimum Annual Royalty Payment
[**]	€0.5 million
[**]	[**]
[**]	€1.5 million
(b)    Subsequent Royalty Term. With respect to the Subsequent Royalty Term, Marathon shall pay to Faes Royalties equal to [**] percent ([**]%) of the Annual Net Sales of the Marathon Suspension Product in the Territory by Marathon and its Affiliates, subsidiaries, sublicensees or sub-sublicensees per Calendar Quarter.
(c)    Sales & Royalty Reports. Within [**] calendar days after each Calendar Quarter during the Royalty Term, Marathon shall provide to Faes a Sales & Royalty Report for such Calendar Quarter.
(d)    Non-Commercial Marathon Suspension Product Units Reports. Within [**] calendar days after each Calendar Quarter during the Royalty Term, Marathon shall provide to Faes a Non-Commercial Marathon Suspension Product Units Report for such Calendar Quarter.
(e)    Royalty Payments. Royalty Payments payable under this Section 7.3 shall be calculated and paid on a Calendar Quarter basis by wire transfer of cash or other immediately available funds to the account designated in writing by Faes, within [**] calendar days after the end of each Calendar Quarter during the Royalty Term.
7.4    Payment Terms; Currency. All payments to a Party by the other Party under this Agreement shall be made by wire transfer of cash or other immediately available funds to the credit of such bank account of such Party as may be designated by such Party in this Agreement or on written notice to the other Party from time to time as provided for in this Agreement. Any payment under this Agreement which falls due on a date which is not a Business Day shall be made on the next succeeding Business Day. Except as expressly set forth in this Agreement, all payments under this Agreement shall be made in US Dollars.
7.5    Taxes; Withholding. Each Party shall bear sole responsibility with respect to any Taxes payable with respect to payments or other amounts received by such Party under this Agreement. To the extent that a Party making payments to the other Party under this Agreement is required under applicable Law to deduct and withhold an amount from such payment(s), such Party shall entitled to do so and such withheld amount(s) shall be treated for all purposes of this Agreement as having been paid, and proof of payment from the applicable taxing authority shall be provided to the Party on whose behalf the applicable Tax was paid.
7.6    Records and Audits.

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(a)    Marathon shall keep complete, true and accurate books and records in accordance with GAAP in relation to this Agreement and the transactions contemplated hereby, including, Annual Net Sales, Royalties and Royalty Payments. Faes shall keep complete, true and accurate books and records in accordance with IFRS in relation to this Agreement and the transactions contemplated hereby, including COGS. Each Party will keep such books and records for at least [**] calendar months following the applicable Calendar Quarter to which they pertain.
(b)    Not more often than [**] during the Royalty Term, Faes shall have the right for a period of [**] calendar months following receipt of the applicable Sales & Royalty Report and the Non-Commercial Marathon Suspension Product Units Report to audit, whether by itself or through its Affiliate(s) and/or to appoint an internationally-recognized independent accounting firm approved by Marathon (whether Faes, its Affiliate or an independent accounting firm, the “Auditor”) to audit the relevant books and records of Marathon solely with respect to such Sales & Royalty Report and Non-Commercial Marathon Suspension Product Units Report for purposes of verifying the accuracy thereof and of the Annual Net Sales, Royalties and Royalty Payments set forth therein. Where the Auditor is not Faes, such Auditor shall execute and deliver to Marathon a confidentiality agreement, in form and substance acceptable to Marathon, have the right to disclose to Faes and/or other Affiliates of Faes its conclusions regarding the applicable Sales & Royalty Report, Non-Commercial Marathon Suspension Product Units Report and the Annual Net Sales, Royalties and Royalty Payments set forth therein. Faes agrees to hold in confidence all information received and all information learned in the course of any such audit, whether received or learned directly or through an Affiliate or other Auditor), except to the extent that such information is not confidential and/or it is necessary to disclose it to enforce its rights under this Agreement or if disclosure is required by applicable Law.
(c)    [**].
(d)    If there is a dispute between the Parties following any audit performed pursuant to this Section 7.6 which is not resolved by mutual agreement of the Parties, either Party may [**]. In the event an [**], the Parties shall [**]: (i) the Party [**] of this Section 7.6(d); (ii) within [**] Business Days after the [**], the Parties shall [**]; (iii) the [**]; (iv) the [**]; (v) the [**] of any of the terms and conditions thereof; and (vi) [**].
7.7    Right of Setoff. The Parties hereby expressly acknowledge and agree that each Party shall have the right to offset against any undisputed payments payable to the other Party under this Agreement any amounts owed by such other Party under this Agreement.
Section 8
Infringement of Licensed Assets by Third Parties
8.1    Infringement. Each Party shall promptly notify the other Party of any actual, suspected or threatened infringement, violation or misappropriation of the Licensed Assets within the Territory (“Infringement”) that comes to its attention.

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8.2    Right to Bring Action. Marathon shall have the sole right (either itself or through its Affiliates, designees or sublicensees) to send notices and bring and conduct actions in relation to any Infringement. Faes will co-operate fully with Marathon or its Affiliates, designees or sublicensees, as the case may be, in taking all reasonable steps requested thereby in connection with any Infringement action, including joining in legal proceedings. Marathon shall bear the out- of pocket costs of any such legal proceedings, and shall be entitled to [**] percent ([**]%) of any damages, account of profits and/or awards of costs recovered.
8.3    Exception. In the event that Marathon does not take reasonable steps to prevent any individual Infringement within [**] days of becoming aware or receiving notice thereof, Faes shall thereafter have the right (but shall not be under any obligation in this regard) to send notices and bring and conduct actions in relation to such Infringement. Marathon will co-operate fully with Faes in taking all reasonable steps requested by Faes in connection with any such Infringement action, including joining in legal proceedings. Faes shall bear the costs of any such legal proceedings, and shall be entitled to [**] percent ([**]%) of any damages, account of profits and/or awards of costs recovered.
8.4    Settlements. The Parties shall reasonably consult with each other with respect to any such Infringement before accepting any settlement thereof or any judicial finding which is reviewable by a higher authority with respect thereto.
Section 9
Perpetuity
At the expiry of the Royalty Term, the rights and licenses granted to Marathon under Section 3 shall automatically convert into royalty-free, fully paid-up and non-assessable rights and licenses.
Section 10
Miscellaneous
10.1    Governing Law. This Agreement shall be governed by, and construed under, the laws of the Kingdom of Spain.
10.2    Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (a) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) Marathon may assign this entire Agreement without Faes’ prior written consent to a Third Party acquirer, successor or designee (i) to all or substantially all of Marathon’s business or assets or (ii) to all of Marathon’s rights with respect to the Marathon Suspension Product in the Territory, provided, however, that the assigning Party shall remain responsible for the assignee’s full and accurate performance of its pre and post-assignment obligations under this Agreement. Any attempted assignment in contravention of the foregoing shall be void.

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Further, and without limiting the foregoing. Marathon and Faes shall be permitted to engage their respective Affiliates and/or subsidiaries to perform services to assist the respective Party in performing its respective obligations under this Agreement, including with respect to the Manufacturing, Development and/or commercialization of the Marathon Suspension Product in and for the Territory, provided that the applicable Party shall remain liable for the full and accurate performance of such respective obligations.
10.3    Force Majeure. If and to the extent that either Party is prevented or delayed by a Force Majeure Event from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting such Force Majeure Event, together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.
10.4    Arbitration. All disputes arising out of or in connection with this Agreement shall be settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) in force at the time of submitting the request of arbitration, by one arbitrator appointed in accordance with the said rules. The seat of the arbitration shall be Madrid, Spain. The language of the arbitration shall be English.
10.5    Notices. All notices required or permitted hereunder shall be in writing addressed to the Parties at their respective addresses as set forth below, unless another address shall have been designated:
If to Faes, to:
[**]

Faes Farma, S.A.

Vía de los Poblados 3

28033 Madrid, Spain
With a copy to (which shall not constitute notice):
[**]

Faes Farma, S.A.

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Avenida de Autonomía 10

Leioa, Bizkaia, Spain
If to Marathon, to:
Marathon Pharmaceuticals, LLC

1033 Skokie Boulevard

Suite 600

Northbrook, IL 60062

Attn: [**]
will be delivered by hand, by nationally recognized overnight courier, by registered or certified mail, postage prepaid or by facsimile, with confirmation sheet. Any and all notices to be given hereunder shall be deemed delivered on the first business day following delivery by hand, one (1) business day following delivery to a nationally recognized overnight courier for overnight delivery to the recipient and five (5) Business Days following deposit in registered or certified mail as aforesaid.
10.6    Entire Agreement. This Agreement, together with that certain Confidentiality Agreement, dated March 25, 2015 (the “CDA”), constitute the entire agreement of the Parties and supersede all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement, together with the CDA, may be modified only through a writing signed by the Parties.
10.7    Severability. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision, which so far as possible, achieves the Parties’ intent in agreeing to the original provision. The remaining provisions of this Agreement shall continue in full force and effect.
10.8    Remedies. Each Party agrees that his, her or its obligations hereunder are necessary and reasonable in order to protect the other Party and the other Party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other Party for any breach of any covenant or agreement set forth herein. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation of this Agreement (including, but not limited to, Supply Failures as provided for in Section 6.4) will cause irreparable injury to the other Party, and

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that, in addition to any other remedies that may be available, in law, in equity, or otherwise, the other Party shall be entitled to seek specific performance for any breach or threatened breach, and to obtain injunctive relief against the threatened breach of this Agreement or continuation of any such breach, without the necessity of proving actual damages. No remedy provided for in this Agreement shall limit (or be construed as limiting) the aggrieved Party’s right to any other remedies it may have under this Agreement or in Law, including, without limitation, the recovery of damages for breach of this Agreement, provided however that the limitations on claimable damages under this Agreements agreed in Sections 10.10 and 10.11 shall always apply, except as expressly provided in this Agreement.
10.9    No Waiver. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term or condition hereof.
10.10    Indemnification by Faes. Faes shall indemnify, defend and hold harmless Marathon and its Affiliates and subsidiaries from and against all losses and liabilities and all damages, expenses, costs, and fees, including reasonable attorneys’ fees (collectively, “Losses”), including, but not limited to, Losses arising from any claim, suit, action or proceeding (each a “Claim”) brought against Marathon or its Affiliates or subsidiaries by a Third Party, to the extent resulting or arising from any breach by Faes of any representation, warranty, covenant or agreement in this Agreement; provided, however, that Faes shall not be liable under any circumstance to Marathon or its Affiliates or subsidiaries or to any other Third Party for any loss of profit (“lucro cesante”), special, consequential, incidental, punitive or indirect Losses arising from or relating to (a) any breach or inaccuracy of Faes’ representations or warranties in this Agreement, (b) any breach by Faes of its obligations, undertakings or covenants under this Agreement and (c) any simple negligence in performing its obligations, undertakings or covenants under this Agreement, regardless of any notice of the possibility of such Losses; provided further, however, that the Parties expressly acknowledge and agree that Losses incurred by Marathon involving the payment of monies to a Third Party as a result of Faes’ breach of any of its representations, warranties, covenants or agreements in this Agreement (including those described in clauses (a) through (c) above)) shall not constitute (or be deemed to constitute) loss of profit (“lucro cesante”), special, consequential, incidental, punitive or indirect Losses for purposes of the exclusion in the preceding proviso.
10.11    Indemnification by Marathon. Marathon agrees to indemnify, defend and hold harmless Faes and its Affiliates and subsidiaries from and against all Losses, including, but not limited to, Losses arising from any Claim brought against Faes or its Affiliates or subsidiaries by a Third Party, to the extent resulting or arising from any breach by Marathon of any representation, warranty, covenant or agreement in this Agreement; provided, however, that Marathon shall not be liable under any circumstance to Faes or its Affiliates or subsidiaries or to any other Third Party for any loss of profit (“lucro cesante”), special, consequential, incidental, punitive or indirect Losses arising from or relating to (a) any breach or inaccuracy of Marathon’s representations or warranties in this Agreement, (b) any breach by Marathon of its obligations, undertakings or covenants under this Agreement and (c) any simple negligence in performing its obligations, undertakings or covenants under this Agreement, regardless of any notice of the possibility of such Losses; provided

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further, however, that the Parties expressly acknowledge and agree that Losses incurred by Faes involving the payment of monies to a Third Party as a result of Marathon’s breach of any of its representations, warranties, covenants or agreements in this Agreement (including those described in clauses (a) through (c) above)) shall not constitute (or be deemed to constitute) loss of profit (“lucro cesante”), special, consequential, incidental, punitive or indirect Losses for purposes of the exclusion in the preceding proviso.
10.12    Termination for Breach. In addition to the termination rights provided for in Section 6.12(b), each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party is the other Party materially breaches its material obligations under this Agreement and, after receiving written notice under this Section 10.12 identifying such material breach in reasonable detail, fails to cure such breach within [**] calendar days after its receipt of such notice (or within [**] calendar days after its receipt of such notice in the event such breach is solely based upon the breaching Party’s failure to pay any undisputed amounts due hereunder if such breaching Party fails to cure such breach within such [**] day period); provided, however, that if the Party alleged to in breach disputes such breach in good faith by written notice to the other Party within the applicable cure period (i.e., within the [**]day or, if applicable, [**]day period referred to above), then the Party alleged to be in breach shall not be deemed in breach and the non-breaching Party shall not have the right to terminate this Agreement pursuant to this Section 10.13 unless and until it has been determined in accordance with Section 10.4 that this Agreement was in fact so materially breached and the breaching Party fails to cure such breach within [**] calendar days after such determination. Any abuse or bad faith use by the breaching Party of the provisions of this Section 10.12 in order to avoid the termination of this Agreement hereunder shall be taken into account when determining the amount of damages to be paid by the breaching Party to the non-breaching Party as a result of such termination of this Agreement.
10.13    Expenses. Each Party shall bear its own expenses (including, but not limited to, legal, investment banker, accountant, financial advisor fees and expenses) in connection with this Agreement and the transactions contemplated hereby.
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IN WITNESS WHEREOF, the Parties have executed this Agreement individually or through their duly authorized representatives.
FAES FARMA, S.A
By: /s/ Gonzalo Lopez Casanueva
Its: General Manager
MARATHON PHARMACEUTICALS, LLC
By: /s/ Patrick J. Morris
Its: EVP of Legal Affairs and Mergers &
Acquisitions and General Counsel

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Appendix 1
IND Materials

3.2.P.3.1	Manufacture(s)
3.2.P.3.2	Batch Formula
3.2.P.3.3	Description of Manufacturing Process and Process Controls
3.2.P.3.4	Controls of Critical Steps and Intermediates
3.2.P.4.1	Excipient Specifications
3.2.P.4.2	Analytical Procedures
3.2.P.4.5	Excipients of Human or Animal Origin
3.2.P.4.6	Novel Excipients
3.2.P.5	Control of Drug Product
3.2.P.5.1	Specification(s)
3.2.P.5.2	Analytical Procedures
3.2.P.5.3	Validation of Analytical Procedures
3.2.P.5.4	Batch Analyses
3.2.P.5.5	Characterization of Impurities
3.2.P.6	Reference Standards or Materials
3.2.P.7	Container Closure System
3.2.P.8.1	Stability Summary and Conclusion
3.2.P.8.3	Stability Data

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Appendix 2
Faes’ Hourly Rates

Faes’ Hourly Rates	€[**] Euros) Per Hour

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Amendment to Exclusive License and Supply Agreement
THIS AMENDMENT (“Amendment”) to the Exclusive License and Supply Agreement dated as of May 12th, 2015 is entered into as of November 1, 2015 (the “Amendment Effective Date”) by and between Faes Farma, S.A. (“Faes”) and Marathon Pharmaceuticals, LLC (“Marathon”).
WHEREAS, Marathon and Faes are parties to that certain Exclusive License and Supply Agreement dated as of May 12, 2015 (the “Agreement”); and
WHEREAS, Marathon and Faes wish to modify the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto to the other, both parties mutually agree as follows:

1.	Section 6.10 of the Agreement shall be replaced in its entirety by the following:
6.10 Audits and Facility Access. During the Manufacturing Term, Faes shall allow, during regular business hours and on reasonable prior notice, Marathon’s quality assurance, quality control, compliance and other relevant personnel (including Marathon’s consultants provided they are under the same confidentiality obligations as Marathon regarding Faes confidential information), to audit the Facilities and related documentation and the Manufacture of Finished Product to be Manufactured and supplied under this Section 6 [**] without cause and additional times per Calendar Year as necessary for cause (each, an “Audit”). The purpose of any such Audit shall solely be to assess compliance with applicable cGMPs and Laws. Furthermore, Faes will allow inspectors from the FDA and other relevant Governmental Entities in the Territory to perform required inspections of such Facilities and related documentation with respect to the Finished Product. Faes shall, without delay, inform Marathon of any such proposed or unannounced FDA or other such Governmental Entity inspections of such Facilities. Faes agrees to permit one or more qualified representative(s) of Marathon to be present on site during any such FDA or other such Governmental Entity inspections pertaining to the Finished Product. Faes shall, without undue delay, provide a summary report of the results of any such FDA or other such Governmental Entity inspection to Marathon. Faes shall, without delay, notify Marathon of any FDA or other such Governmental Entity request for samples of the Finished Product or the API, as applicable.

2.	Except as otherwise modified herein, the Agreement will remain in full force and effect.

3.	This Amendment shall be governed by and construed by the choice of law from the Agreement.
**    **    **

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ACKNOWLEDGED, ACCEPTED, AND AGREED TO:

MARATHON PHARMACEUTICALS, LLC By: /s/ Mr. Patrick J. Morris Name: Mr. Patrick J. Morris Title: EVP of Legal Affairs and General Counsel Date: November 30, 2015	FAES FARMA, S.A. By: /s/ Mr. Gonzalo Lopez Casanueva Name: Mr. Gonzalo Lopez Casanueva Title: General Manager Date: November 20th 2015

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